Exhibit 15.1

Crowe Clark Whitehill LLP
Chartered Accountants
Member of Crowe Horwath International
St Bride’s House
10 Salisbury Square
London EC4Y 8EH, UK
28 April 2017	Tel +44 (0)20 7842 7100
Fax +44 (0)20 7583 1720
DX: 0014 London Chancery Lane
www.croweclarkwhitehill.co.uk

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

USA

Our Ref:                SMB

Ladies and Gentlemen:

Motif Bio plc

We have read Item 16F, Change in Registrant’s Certifying Accountant, included in the Annual Report on Form 20-F to be filed with the Securities and Exchange Commission on May 1, 2017 and are in agreement with the statements contained therein concerning our firm.

Yours faithfully

/s/ Crowe Clark Whitehill LLP

Crowe Clark Whitehill LLP

Crowe Clark Whitehill LLP is a limited liability Partnership registered in England and Wales with registered number OC307043. The registered office is at St Bride’s House, 10 Salisbury Square, London EC4A 8EH. Registered by the Institute of Chartered Accountants in England and Wales to carry out company audit work in the UK. Authorised and regulated by the Financial Conduct Authority. Crowe Clark Whitehill LLP is an independent member of Crowe Horwath International, with offices and associated firms throughout the UK and Worldwide. A list of members’ names is available at the above address.